EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data are derived from the consolidated financial statements of the Company and certain historical financial data in respect of various assets acquired by the Company.  The Unaudited Pro Forma Balance Sheet of the Company as of December 31, 2009 has been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated on December 31, 2009.  The Unaudited Pro Forma Income Statement for the year ended December 31, 2009 has been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated as of January 1, 2009. The pro forma adjustments set forth on the attached Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Income Statement reflect the following as if they occurred on the dates hereinabove set forth:

(1)
Triad Acquisition.  The Triad acquisition as described in the Asset Purchase Agreement dated October 28, 2009 (including the issuance of the Redeemable Convertible Preferred Stock as part of the acquisition price of Triad).

(2)	Incurrence of indebtedness under the Amended and Restated Revolving Credit Facility.
(3)	Issuance of common stock which occurred between January 1, 2010 and February 12, 2010. This is included because it was a required condition to close the acquisition.
(4)	Issuance of preferred stock as described elsewhere in this document. This was included because it is a required condition to close the acquisition.

The Unaudited Pro Forma Balance Sheet reflects the preliminary allocations of the purchase price for the acquisition of Triad to the assets and liabilities of the Company. The final allocation of the purchase price, and the resulting effect on the Unaudited Pro Forma Combined Balance Sheet as well as depreciation and depletion expense in the accompanying Unaudited Pro Forma Combined Income Statement, may differ based on the actual final allocation of the purchase price.

The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the consolidated financial statements of the Company and the notes thereto as filed in the Company's Form 10-K as of December 31, 2009.  Dollar amounts in the Unaudited Pro Forma Combined Balance Sheet and the Unaudited Pro Forma Combined Income Statement are in thousands.  Dollar amounts in the Notes to the Unaudited Pro Forma Combined Financial Data are not in thousands, except where indicated in the tables thereto.

The unaudited pro forma combined financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2009
(dollars in thousands)

	Magnum Hunter	Pro Forma	Note
	Historical	Adjustments	Ref	Pro Forma
ASSETS:
Current Assets
Cash & Equivalents	$2,282	$(368)	(6)	$1,914
Accounts Receivables	3,236	2,393	(1)	5,629
Derivative Assets	1,261	-		1,261
Other Current Assets	94	1,134	(1)	1,228
Total Current Assets	6,873	3,159		10,032

Property and Equipment
Oil and natural gas properties, successful efforts accounting
Unproved	11,888	21,019	(1)	32,907
Proved Properties, Net	45,470	48,999	(1)	94,469
Machinery, Equipment and Other, net	181	9,257	(1)	9,438
Total Property and Equipment, net	57,539	79,275		136,814

Other Assets
Derivative Assets	1,092	-		1,092
Deferred financing costs, net of amortization	1,013	2,601	(2)	3,614
Other Assets	67	529	(1)	596

TOTAL ASSETS	$66,584	$85,564		$152,148

LIABILITIES & EQUITY:
Current Liabilities
Accounts Payable	$4,852	$1,724	(1)	$6,576
Accrued Liabilities	886	690	(1)	1,576
Distribution Payable	342	1,767	(1)	2,109
Other Current Liabilities	95	99	(1)	194
Current Portion of Notes Payable	44	867	(1)	911
Total Current Liabilities	6,219	5,147		11,366

Notes Payable, Revolving Credit Agreement	13,000	52,000	(3)	65,000

Notes Payable for Equipment, less current portion	-	2,522	(1)	2,522
Asset Retirement Obligation	2,032	2,098	(1)	4,130
Payable on Sale of Partnership	641	-		641
TOTAL LIABILITIES	21,892	61,767		83,659

Redeemable Convertible Preferred Stock, Series B	-	14,186	(1)	14,186
Redeemable Perpetual Preferred Stock, Series C	5,374	1,453	(10)	6,827

Shareholders Equity
Common stock, $0.01 par value	506	44	(4)	550
Additional Paid-In-Capital	71,936	9,253	(4)	81,189
Deposit on Triad Acquisition	(1,310)	-	(4)	(1,310)
Accumulated Deficit	(33,136)	(1,139)	(5)	(34,275)
Total MHR Shareholders' Equity	37,996	8,158		46,154
Non-Controlling Interest	1,322	-		1,322
Total Equity	39,318	8,158		47,476

TOTAL LIABILITIES & EQUITY:	$66,584	$85,564		$152,148

 See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 2009
(dollars and shares in thousands, except per share data)

	Magnum Hunter	Triad	Pro Forma	Note
	Historical	Historical	Adjustments	Ref	Pro Forma
Revenue:		(Note 1)
Oil and Gas Sales	$10,035	$17,095	$-		$27,130
Field Operations	-	6,280	-		6,280
Other Income	223	(40)	-		183
Gain(Loss) on Sale	14	526	-		540
Total Revenue	10,272	23,861	-		34,133

Expenses:
Lease Operating Expenses	5,278	6,257	-		11,535
Field Operations	-	6,649	-		6,649
Exploration	896	446	-		1,342
Depreciation, Depletion and Accretion	5,134	7,467	(2,607)	(7)	9,994
General and Administrative	8,491	2,363	-		10,854
Total Expenses	19,799	23,182	(2,607)		40,374

Income (Loss) From Operations	(9,527)	679	2,607		(6,241)

Other Income and (Expense)
Interest Income	1	26	-		27
Interest Expense	(3,336)	(1,641)	971	(8)	(4,006)
Bankruptcy Professional Fees	-	(4,279)	-		(4,279)
Gain (Loss) on Derivative Contracts	(2,325)	600	-		(1,725)

Net Loss	(15,187)	(4,615)	3,578		(16,224)

Less: Net Loss Attributable to Noncontrolling Interest	63	-	-		63

Net Loss Attributable to Magnum Hunter Resources Corporation	(15,124)	(4,615)	3,578		(16,161)

Dividend on Preferred Stock	(26)	-	(1,127)	(9),(10)	(1,153)

Net Loss Attributable to Common Stockholders	$(15,150)	$(4,615)	$2,451		$(17,314)

Earnings Per Common Share
Basic and Diluted	$(0.39)				$(0.34)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	38,954	-	12,038	(4)	50,992

See accompanying notes to Unaudited Pro Forma Combined Financial Data

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1)
To record the acquisition of Triad’s assets for an estimated purchase price of $87.2 million.  The estimated purchase price includes payment in cash on loans under Triad’s existing revolving and term credit agreement, the payoff in cash of existing debtor in possession financing, the payoff in cash of certain other Triad liabilities and costs at closing, the assumption of certain notes payable related to equipment included in the transaction, the assumption of certain other current liabilities of Triad, and the issuance to Triad’s designees of Redeemable Convertible Preferred Stock of the Company. The acquisition is accounted for under the purchase method of accounting.  All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment.  The Company incurred additional legal and professional fees connected with this transaction of $1.1 million subsequent to December 31, 2009, which were expensed. The following table summarizes the assets acquired and purchase price paid:

ASSETS ACQUIRED (at fair market value):	(dollars in thousands)
Unproved oil and gas properties	$21,019
Proved oil and gas properties	48,999
Equipment and other fixed assets	9,257
Other non current assets	529
Cash and cash equivalents	3,832
Accounts receivable	2,393
Other current assets	1,134
Total assets acquired	$87,163

PURCHASE PRICE (at fair market value)	(dollars in thousands)
Cash payments at closing:
Payment of Triad liabilities at closing	$63,211

Liabilities assumed:
Notes payable for equipment	3,389
ARO assumed	2,098
Accounts payable	1,724
Accrued liabilities	690
Distribution payable	1,767
Other current liabilities	98
Total liabilities assumed	9,766

Redeemable Convertible Preferred Stock
Stated value $15 million, reflected at estimated current fair market value	14,186
Total purchase price paid	$87,163

Decrease in cash from the acquisition:
Cash payment portion of purchase price	$63,211
Estimated legal and professional transaction fees	1,139
Less cash and equivalents acquired from Triad	(3,832)
Net decrease in cash from the acquisition	$60,518

The combined historical financial statements of Triad and certain of its affiliates attached as Exhibit 99.1 to this Current Report on Form 8-K/A (i) include TriTex Energy, L.L.C. and TriTex Resources L.L.C., affiliates of Triad, the assets of which were not acquired by the Company pursuant to the Acquisition, and (ii) do not include Alpha Drilling Ltd., an affiliate of Triad, the assets of which were acquired by the Company pursuant to the Acquisition.  The Triad historical information included in the Unaudited Pro Forma Combined Balance Sheet and Income Statement has been adjusted to exclude TriTex Energy, L.L.C. and TriTex Resources L.L.C. and to include Alpha Drilling, Ltd.

(2)	To record the estimated deferred financing fees associated with the Company’s Amended and Restated Revolving Credit Facility, of $2.6 million.

(3)	To record new borrowings and refinancing associated with the Triad acquisition as follows:

(dollars in thousands)
Borrowings under revolving credit facility	52,000

Fees paid on new credit facility	(2,601)
Net proceeds from New Credit Facility	$49,399

(4)
To record the issuance of common stock for the purpose of securing cash necessary for the acquisition of Triad.  The issuance occurred at various times between January 1, 2010 and February 12, 2010.  We issued approximately 4.4 million common shares for net proceeds of approximately $9.4 million during this period. The Company’s common stock has a par value of one cent per share.  The Company incurred fees of $59 thousand to register the common stock under a Universal Shelf Registration Statement.  During the fourth quarter of 2009, the Company issued approximately 8.9 million shares of common stock for the purpose of securing cash necessary for completing the acquisition of Triad.  These shares, along with those issued between January 1, 2010 and February 12, 2010, were recorded as if they had been issued on January 1, 2009 for purposes of calculating the weighted average common shares outstanding shown on the Unaudited Pro Forma Combined Income Statement and for purposes of calculating net loss per share.  The Company also issued 762 thousand shares of its common stock as a deposit on the Triad Acquisition during the fourth quarter of 2009, which was recorded as a negative adjustment to stockholders equity.  Those shares were subsequently returned to the Company upon completion of the Triad acquisition and are currently held as treasury stock.

(5)	To record the Company's charge against earnings of $1.1 million resulting from the estimated legal and professional fees incurred in the Triad acquisition.

(6)
To record the  change in cash as a result of the Triad acquisition, the borrowing and repayment under the new and old revolving credit facilities, respectively, and the net proceeds from the issuance of common stock. The following table summarizes the changes in cash and equivalents as reflected on the pro forma balance sheet:

(dollars in thousands)
Net proceeds from New Credit Facility (see Note 3)	$49,399
Net proceeds from the issuance of common stock (see Note 4)	9,400
Net proceeds from the issuance of preferred stock (see Note 10)	1,410
Fees paid for the registration of common and preferred stocks (see Note 4)	(59)
Net change in cash from the acquisition of Triad (see Note 1)	(60,518)
Net change to cash and cash equivalents	$(368)

(7)
To record the pro forma adjustment to depletion and depreciation expense as the result of treating the acquisition of Triad as if it had occurred January 1, 2009. Depletion was calculated using the units of production method.  Depreciation was computed using the straight-line method based on the following useful lives:

Gas gathering system	20 years
Disposal well	20 years
Machinery and equipment	5 years

(8)
To record the pro forma adjustment to interest expense as the result of treating the acquisition of Triad, the borrowing and repayment under the new and old revolving credit agreements, and the proceeds from the issuance of common stock and preferred stock  as if they occurred January 1, 2009.

(9)
To record the effect of the issuance of the Series B Redeemable Convertible Preferred Stock as if it had been issued at January 1, 2009. The Series B Redeemable Convertible Preferred Stock had a stated value of $15 million and was recorded at its estimated fair value of $14.2 million at February 12, 2010. The difference between the fair value and stated value will be accreted as a dividend over the life of the issue. The Series B Preferred Stock pays a cash dividend of 2.75% of stated value annually.  The total dividend on the Series B Preferred Stock was $453 thousand, including accretion.

(10)
To record the effect of the issuance of the Series C Preferred Stock for the purpose of securing cash necessary for the acquisition of Triad as if it had been issued at January 1, 2009.  The Series C Preferred Stock had a stated value of approximately $1.5 million and pays a 10.25% cash dividend on stated value.  Net proceeds after selling expenses of $43 thousand were approximately $1.4 million.  The dividend on the Series C Preferred Stock that was issued in the fourth quarter of 2009 was also calculated as if the stock had been issued at January 1, 2009.  The total dividends on Series C Preferred Stock reflected on the Unaudited Pro Forma Combined Income Statement were $700 thousand.